  May 20, 2014

Two Roads Shared Trust

c/o Andrew Rogers, President

80 Arkay Drive

Hauppauge, NY 11788

Re: Sub-Advisory Fee Waiver for the Modern Technology Fund

Dear Mr. Rogers:

This will confirm the agreement between Two Roads Shared Trust (the “Trust”) on behalf of the Modern Technology Fund, ES Capital Advisors, LLC (the “Adviser”) and Merriman Asset Management, Inc., d/b/a  Merriman Wealth Advisors (the “Sub-Adviser”), as follows:

1.

Pursuant to a Sub-Advisory Agreement dated May 20, 2014 (the “Sub-Advisory Agreement”) between the Trust, the Adviser and the Sub-Adviser, the Adviser has retained the Sub-Adviser to provide the Fund with investment advisory services. Pursuant to the Sub-Advisory Agreement, the Fund pays to the Sub-Adviser a subadvisory fee at an annual rate of 0.50% of the Fund’s average daily net assets (the “Sub-Advisory Fee”).

2.

The Board of the Trust has approved the Sub-Advisory Agreement with the Adviser, subject to shareholder approval, on May 20, 2014.  The Fund will seek shareholder approval of the Sub-Advisory Agreement as soon as practicable.

3.

The Sub-Adviser hereby agrees, as of the date hereof, to waive or limit its Sub-Advisory Fee so that such Sub-Advisory Fee, on an annual basis, does not exceed 0.40% of the Fund’s average daily net assets.

4.

This Agreement shall become effective on the date the Fund’s registration statement becomes effective, and subject to shareholder approval of the Sub-Advisory Agreement, shall remain in effect for one year following the effectiveness of the Fund’s registration statement.  This Agreement can only be terminated upon the approval of the Board of Trustees of the Trust or by the Adviser upon 60 days’ written notice to the Trust.

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Sincerely,
By: /s/ David J. Morton Name: David J. Morton Director ES Capital Advisors, LLC
By: /s/ Jon Merriman Name: Jon Merriman Chief Executive Officer Merriman Asset Management, Inc.

Approved and accepted on behalf of the Fund:

/s/ Andrew Rogers

Andrew Rogers

President

Two Roads Shared Trust

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